Exhibit 99.1

APRICUS BIOSCIENCES AND ELIS PHARMA SIGN LICENSE AGREEMENT FOR MYCOVA™ IN THE MIDDLE EAST AND THE GULF

-Apricus Bio to Receive up to $2.1 Million, Plus Royalties-

San Diego, CA and DUBAI, UNITED ARAB EMIRATES, January 10, 2012 – Apricus Biosciences, Inc. (“Apricus Bio”) (www.apricusbio.com) (NASDAQ: APRI) and Elis Pharmaceuticals (“Elis”) (www.elispharmaceuticals.com), announced today that the two companies have entered into a licensing agreement granting Elis the exclusive rights to market MycoVa™, Apricus Bio’s drug for onychomycosis (nail fungal infection), in the Middle East and the Gulf Countries, excluding Israel.  The license agreement with Elis follows the recent announcement by the Company of a similar license agreement granting Stellar Pharmaceuticals, Inc. the exclusive right to market MycoVa™ in Canada (http://www.apricusbio.com/press_01032012.html).

Under the terms of the agreement, Elis has exclusive rights in part of the Middle East, including Saudi Arabia, Kuwait, Lebanon, Syria, Jordan, Iraq and Yemen, and in the Gulf Countries (United Arab Emirates, Oman, Bahrain and Qatar), excluding Israel, to commercialize and market MycoVa ™.  Apricus Bio is entitled to receive up to $2.1 million in payments for signing, regulatory and sales milestones.  Further, Apricus Bio will receive tiered double digit royalties based on Elis’ sales of the product.

“We believe that MycoVa™ is following Vitaros® in its development, commercialization and marketing phase. We are very happy to have entered into our second licensing agreement for MycoVa™ as we execute on our announced partnering plan for this product,” said Dr. Bassam Damaj, Chairman, President and Chief Executive Officer of Apricus Bio. “This is an important milestone for us as we have moved a second product in our pipeline to the partnered phase.  We are looking forward to working further with Elis on launching MycoVa™ in the Middle East and the Gulf Countries.”

Rashed Assouma, Chief Executive Officer of Elis, commented, ”In addition to our agreement relating to Vitaros® for the treatment of erectile dysfunction, we are excited to enter into a second license agreement with Apricus Bio for MycoVa™ for the treatment of onychomycosis.  This additional collaboration with Apricus Bio will permit us to utilize our sales and marketing expertise in the Middle East to bring these two products to the market once we have received the applicable regulatory approval for each product.”

About Onychomycosis and MycoVa™
Onychomycosis is a chronic persistent fungal infection of the nail bed resulting in thickening and discoloration of the nail, which sometimes can be accompanied by serious pain and disability. According to the Merck Manual, the worldwide incidence rate of onychomycosis is approximately 10%. As described by Iorizzo and Piraccini (2007), the incidence has been increasing due to diabetes, immunosuppression and an aging population. While occurring in approximately 2.6% of children younger than 18 years, it occurs in as much as 90% of the elderly population (eMedicine.medscape.com). As of 2008, Thomson Reuters Pharma had stated that the worldwide market was approximately $2.8 billion in size and is expected to grow to approximately $2.9 billion by 2014.

The advantage of Apricus Bio's MycoVa™ product is that it is easy to apply, and is therefore believed to improve patient compliance. MycoVa™ is applied to the infected nails, typically at bedtime, with minimal preparation, such as simply washing with soap and water. The formulation allows significant amounts of the drug to penetrate through the nail plate to the nail bed and surrounding area where fungus is located without significant systemic exposure.

MycoVa™ combines an existing, approved drug for nail fungus, terbinafine, with the NexACT® technology that enhances the absorption of the drug through the skin. In January 2011, the Company announced that an additional analysis showed that MycoVa™ is as effective for the treatment of nail fungus as the current European standard of care for topical therapy, Loceryl® (an ointment made by Galderma).

In June 2011, the Company announced that based on a reanalysis of its Phase III trials for its MycoVa™ product for treating onychomycosis (nail fungus), it is revisiting its regulatory strategy for the drug and will seek guidance from regulatory authorities in the U.S., Canada and Europe. A combined post-hoc analysis of two randomized, double-blind, vehicle controlled, multicenter, parallel group Phase III studies to assess the efficacy, safety and tolerability of MycoVa™ demonstrated statistically significant results in primary and secondary efficacy endpoints in favor of active treatment in patients who did not present with comorbid tinea pedis (athlete's foot), as these patients are considered at higher risk of reinfection.

About Apricus Biosciences, Inc.
Apricus Bio is a San Diego-based, revenue-generating, specialty pharmaceutical company, with commercial products and a broad pipeline across numerous therapeutic classes.

Revenues and growth are driven from the sales of the Company's commercial products through its Apricus Pharmaceuticals USA, Inc. and NexMed (USA), Inc. subsidiaries and through out-licensing in certain territories of its product pipeline and NexACT® technology. Apricus Bio’s current pipeline includes Vitaros®, approved in Canada for the treatment of erectile dysfunction, Totect® the only drug approved in the US for the treatment of anthracycline extravasation, as well as compounds in development from pre-clinical through pre-registration currently focused on Sexual Dysfunction, Oncology, Dermatology, Autoimmune, Pain, Anti-Infectives, Diabetes and Consumer Healthcare.

The Company also expects to develop and/or acquire and then bring to market additional pharmaceutical products in areas of care that will benefit patient needs worldwide.

For further information on Apricus Bio, visit http://www.apricusbio.com, and for information on its subsidiary please visit http://www.nexmedusa.com. You can also receive information at http://twitter.com/apricusbio and http://facebook.com/apricusbio.

About Elis Pharmaceuticals Limited
Established in the UAE, Elis Pharmaceuticals is one of the region's leading companies dedicated to developing, manufacturing and marketing prescription and generic, pharmaceuticals. The Company markets and distributes products in three main categories: prescription medications, OTC and generics. With over 1000 pharmaceutical products in its portfolio, Elis Pharma is uniquely poised to maximize the market potential of emerging products and is the likely choice for commercializing and marketing any new pharmaceutical products in its territory. The company serves drug wholesalers, distributors of pharmaceuticals, ministries and departments of health; public, private, industry and military hospitals, clinics and healthcare systems and affiliated organizations worldwide. For further information on Elis Pharma and its subsidiaries, visit http://www.elispharmaceuticals.com.

Apricus Bio's Forward-Looking Statement Safe Harbor
Statements under the Private Securities Litigation Reform Act, as amended:  with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described for a variety of reasons that are outside the control of the Company, including, but not limited to, its ability to receive issued patents on its NexACT® technology and products, develop such patented technology into product candidates, have its Rx Division products and product candidates such as Vitaros® and MycoVa™ approved by relevant regulatory authorities and its Consumer Healthcare Division products either approved or cleared by relevant regulatory authorities or be in compliance with appropriate regulatory requirements, to successfully manufacture and commercialize such Rx Division products as Totect® for the treatment of anthracycline extravasation, Vitaros® for erectile dysfunction and MycoVa™ for onychomycosis in the U.S., Canada, the Gulf countries and in parts of the Middle East and in other countries along with its Consumer Healthcare Division products and product candidates and to achieve its other development, commercialization and financial goals.  Readers are cautioned not to place undue reliance on these forward-looking statements as actual results could differ materially from the forward-looking statements contained herein. Readers are urged to read the risk factors set forth in the Company's most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q and other filings made with the SEC. Copies of these reports are available from the SEC's website or without charge from the Company.

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Apricus Bio Contacts:	Apricus Bio Investor Relations:
Ed Cox, V.P. Investor Relations &	Paula Schwartz
Corporate Development	Investor Relations
Apricus Biosciences	Rx Communications Group, LLC
(858) 848-4249	(917) 322-2216
ecox@apricusbio.com	pschwartz@rxir.com

Elis Pharmaceuticals Contact:
Abdul-Khaleq Osman
Public Relations
Elis Pharmaceuticals
Tel +9714 2653 844
Pr@elispharmaceuticals.com